Exhibit 10.13

December 29, 2010

Matthew Ferguson

Dear Matt:

Avinger, Inc. (the “Company”) is pleased to offer you employment with the company under the terms described below.  This offer is contingent upon your successful completion of our background check process, your execution of an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, and your presentation of appropriate documentation showing that you are legally authorized to work in the United States.

By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

Following are the terms of the offer of employment with the Company:

•                  Title: Chief Business Officer

•                  Reports To: Chief Executive Officer

•                  Status: Full time; Exempt

•                  Start Date: December 31, 2010

•                  Base Salary: Annual gross starting salary of $245,000 paid in semi-monthly installments of $10,208.33 on the Company’s regular payroll dates.  All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

•                  Stock Options: Subject to the approval of the Company’s Board of Directors or its Compensation Committee and assuming that you have performed to the Company’s satisfaction and have not resigned or been terminated, you will be eligible for a grant of options to purchase 1,528,466 shares of the Company’s common stock.  If granted, these options will vest over 4 years, with 25% of the Shares subject to the Option vesting upon one year of employment and one forty-eighth (1/48th) of the Shares subject to the Option vesting upon completion of each month of continuous Service thereafter.  The options will be subject to the terms and conditions applicable to options granted under the current Stock Plan, as described in that Plan and the applicable stock option agreement.

•                  Benefits: Standard, Avinger-provided benefits for eligible employees, include the following:

•                  Medical, dental, and vision to which you will become eligible on the 1st day of the month after the Start Date,  and subject to any additional eligibility requirements;

•                  Paid time off per the Company’s Paid Time Off policy.

Additional terms of employment are described below:

•                  Employment Relationship: Please note that, if hired, you will be employed at all times as an at-will employee, meaning that either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may not be changed or be modified, except in writing, executed by the CEO of the Company.

•                  Outside Activities: While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.  In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

•                  Prior Obligations: Please keep in mind Avinger’s ethical and contractual obligations that our employees owe to their former employers.  Please do not to disclose, transfer, or utilize any proprietary information of third parties (including former employers) in connection with your work for us.  In addition, Avinger must emphasize that you must abide by any contractual obligations that you have consented to in agreements with previous employers or third parties.  If we receive notification that any employee is breaching an obligation regarding specific proprietary information or employment terms, then the company must investigate it.

•                  Entire Agreement: This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

On or before your first day of work, please provide evidence of your U.S. citizenship or proof of your legal right to work in this country.  We are required by federal law to examine documentation of your employment eligibility within three business days after you begin employment.  Also within your offer package are the following documents for your review: 1) At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; 2) Equal Employment Opportunity and Anti-Harassment 3) W-4; and 4) an 1-9 form.

If you choose to accept this offer, please sign and date this offer letter, the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, Equal Employment Opportunity and Anti-Harassment, W-4, and 1-9.  Please bring these forms, along with proof of your legal right to work in the United States, on your first day of work.

I hope you will accept this employment offer and look forward to welcoming you aboard on December 31, 2011, should you accept.  We are very excited about Avinger’s prospects, and you will be a key member of the team that can make our company successful.  If you have questions or concerns, please feel free to contact me.

Sincerely,

/s/ John B. Simpson
John B. Simpson
Chief Executive Officer

I have read and accept this offer of employment:

Signature:	/s/ Matthew Ferguson	Date:	12/31/2010